Exhibit 10.6

SYNTHETIC BLOOD INTERNATIONAL, INC.

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT is made this xx day of Month, 200x by and between Synthetic Blood International, Inc, a corporation formed under the laws of the State of New Jersey (the “Company”), and xxxxxxxxxxxxxx, a citizen and resident of the State of California (the “Optionee”).

WITNESSETH:

WHEREAS, the Optionee is a valued executive, key employee or advisor of the Company, and

WHEREAS, the Company considers it desirable and in its best interest, that the Optionee be provided an inducement to acquire an ownership interest in the Company and an additional incentive to advance the interest of the Company through grant of an option to purchase shares of the $0.01 par value common stock of the Company pursuant to the provisions of the Equity Compensation Plan (the “Plan”).

NOW THEREFORE, in consideration of the premises contained herein and in the Plan, it is agreed as follows:

(1) Grant of Option. Subject to the terms and conditions contained herein and in the Plan, the Company hereby grants the Optionee the right, privilege and option (the “Option”) to purchase xxxxxx Thousand (xx,000) shares of the $0.01 par value common stock of the Company at a price of xx cents ($0.xx) per share, the Fair Market Value of each share as determined in accordance with the Plan. The Option granted herein is intended to be and shall be treated as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

(2) Term and Vesting of Option. The term of the Option shall be for a period of ten (10) years (the “Term”) from the date of this Agreement and, subject to the terms and provisions hereof and the Plan, including but not limited to the conditions of paragraph (4) hereafter, the Option shall vest and Optionee may exercise the Option in accordance with the vesting schedule below, and within the Term. Subject to the foregoing, the Option may be exercised in whole or in part with respect to all or any portion of the shares to which it related as follows:

Vesting Schedule

Date, + 1 year	xx,000 shares
Date, next year	xx,000 shares
Date, next year	xx,000 shares

(3) Method of Exercise The Option shall be exercised by the transmittal of written notice thereof to the Company at its principal place of business. The notice shall include the Optionee’s designation of the number of shares to be purchased and Optionee’s check in payment of the purchase price. Upon receipt of such notice and negotiation of said check, the Company shall deliver to the Optionee a certificate representing the shares purchased, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, the date of delivery of the shares shall be extended for the necessary period.

(4) Condition for Exercise Subject to the remaining terms and provisions of this Agreement and the Plan, the Option may not be exercised until all of the conditions have been satisfied, as determined solely by the Company.

(5) Termination of Option. Except as otherwise provided herein, the Option shall terminate:

(a)	upon the expiration of ten (10) years from the date of this Agreement, or, if sooner,

(b)	three (3) months after Termination of Employment, unless employment is terminated as a result of death or disability, in which case the right of the Optionee or his representative to purchase shares of the Company common stock hereunder shall expire as of the first anniversary following such termination.

(6) Plan Restrictions. In all respects this Agreement and Option granted herein shall be subject to the terms and provisions of the Plan which is incorporated herein by reference. Accordingly, the rights of the Optionee under this Agreement and the shares of common stock of the Company which the Optionee may purchase hereunder are subject to certain restrictions as set forth in the Plan.

(7) Rights Prior to Exercise of Option. The Optionee shall have no rights as a stockholder with respect to the shares of stock subject to the Option until the exercise of his rights hereunder and the issuance and delivery to Optionee of a certificate or certificates evidencing such shares.

(8) Assignment. The Option shall not be transferable other than by will or the laws of decent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by Optionee. More particularly, (but without limiting the generality of the forgoing), the Option, may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

(9) Applicable Laws. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the State of California.

(10) Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

(11) Waiver. The waiver by the Company of a breach of any provision of this Agreement by Optionee shall not operate or be construed as a waiver of any subsequent breach by Optionee.

(12) Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the estate of the Optionee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Optionee.

(13) Construction. This Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. Unless otherwise defined herein, capitalized terms of this Agreement shall have the same definitions as set forth in the Plan. In the event of any conflict between the provisions hereof and those of the Plan, the Provisions of the Plan shall govern.

THIS INCENTIVE STOCK OPTION AGREEMENT is hereby confirmed and executed as of this xx day of xxxxxxxxx, 200x.

SYNTHETIC BLOOD INTERNATIONAL, INC.

By:
Robert Nicora
President/CEO

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